Exhibit 10.26
AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This agreement is Amendment No. 1 to that certain Stock Purchase Agreement dated as of January 12, 2013 by and among Drumright Group, LLC, Acquired Sales Corp., and Cogility Software Corporation (the "SPA"). Words and terms used in the SPA are used herein with the same meaning.

In consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Cogility currently maintains checking account number 8710201313 at Wells Fargo Bank (the "Checking Account") and savings account number 8710202220 at Wells Fargo Bank (the "Savings Account"). The current signators on the Checking Account and the Savings Account are three people:  Elizabeth Emrick, a CPA and Cogility's contracted Chief Financial Officer; Matthew Ghourdjian; and Ruthanne Ward.  Section 4.7 of the SPA requires that on or prior to the Closing Date, Seller will cause Cogility to cancel the authority of these three people to draw checks or otherwise conduct banking on the Checking Account or the Savings Account, and to replace them with Gerard Jacobs and Daniel Terry. Seller and Cogility have been advised by Wells Fargo Bank that if at least two current signators do not remain on the account, that Wells Fargo Bank will require the Checking Account and the Savings Account to be closed, and new accounts opened. This has the potential of disrupting Cogility's payroll processing relationship with ADP and Cogility's payments to employees on February 15, 2013, and must be avoided. Consequently, the Parties hereby agree to amend Section 4.7 of the SPA, to require that on or prior to the Closing Date, Seller will cause Cogility to cancel the authority of Matthew Ghourdjian to draw checks or otherwise conduct banking on the Checking Account or the Savings Account, leaving Elizabeth Emrick and Ruthanne Ward as the two remaining signators on the Checking Account and the Savings Account through February 15, 2013. Seller hereby agrees to unconditionally indemnify Buyer against any losses sustained by Buyer as the result of any negligent or intentional conduct by Elizabeth Emrick and/or Ruthanne Ward on or prior to February 15, 2013. Following the February 15, 2013 payroll, Buyer agrees to establish new bank accounts for Cogility, and to appropriately communicate with ADP regarding the establishment of such new bank accounts for Cogility, so that later Cogility payrolls are not disrupted.

2.
 Buyer and seller have agreed that Section 1.2 (1) shall be amended to allow for all liabilities on Schedule A to be paid from a Wells Fargo Bank account, set up by Buyer, and into which Buyer will deposit the First Payment, in lieu of depositing the First Payment into an escrow account.

3.	Seller and Buyer shall, in place of the escrow agent, at the Closing Date, jointly insure that the Attachment A Liabilities will be paid in full.

4.	Seller and Buyer agree that the disbursement of funds shall be done in the following order:

(1)	First – To the payment of the liabilities of Cogility in the amounts listed on Attachment A hereto, referred to in the SPA as the Attachment A Liabilities;
(2)	Second - To the payment of liabilities of Seller in the amounts listed on Attachment A hereto;
(3)
Third - Three Hundred Thousand Dollars ($300,000) into the Sack Rosendin, LLP client trust account at Wells Fargo Bank, account number 0297423238, to be held in trust pending the resolution of the potential employment dispute between Seller, Cogility and Cogility’s former employee, Michael Powers.

(4)	Fourth – to the payment of all Wells Fargo Banking fees and third party fees and costs associated disbursement of funds;
(5)	Fifth – To Seller at the following account:

Lake Forest Bank & Trust Company
727 N. Bank Lane
Lake Forest, IL  60045
ABA # 071925334
Credit account of:  Acquired Sales Corp.
Account # 453803

5.
Section 1.2(a)(1) of the SPA requires that the escrow agent will be given irrevocable instructions to pay the Attachment A Liabilities in full at the Closing Date.  Pursuant to section 2 in this Amendment, Seller and Buyer have agreed to perform all duties heretofore assigned to an escrow agent.  Seller and Cogility have been advised by ADP that the payment of an aggregate of approximately Six Hundred Eighty-Three Thousand Dollars and Twenty-One Cents ($683,000.21) in Cogility employee payables (including so-called "deferred compensation" and payroll taxes) listed on the Attachment A Liabilities can only be accomplished via their inclusion in the regularly scheduled February 15, 2013 payroll, and not before then. This means that the Six Hundred Eighty-Three Thousand Dollars and Twenty-One Cents ($683,000.21) in Cogility employee payables (including so-called "deferred compensation" and payroll taxes) listed on the Attachment A Liabilities cannot simply be wired to ADP on February 11, 2013, and instead must be wired into the Checking Account, from which that money will be swept by ADP sometime between February 12 and February 14, 2013. Consequently, the Parties hereby agree to amend Section 1.2(a)(1) of the SPA, to require that on the Closing Date, the Seller

6.
and Buyer shall follow the disbursement instructions in paragraph 2 above to pay the Attachment A Liabilities in full at the Closing Date, excepting only that the approximately Six Hundred Eighty-Three Thousand Dollars and Twenty-One Cents ($683,000.21) in Cogility employee payables (including so-called "deferred compensation" and payroll taxes) listed on Attachment A Liabilities shall be wired on the Closing Date into the Checking Account, to be swept and applied by ADP to the payment of such payables. Buyer understands and acknowledges that Buyer will be required to supplement the approximately Six Hundred Eighty-Three Thousand Dollars and Twenty-One Cents ($683,000.21) in the Checking Account with funds sufficient to cover the regularly scheduled Cogility payroll on February 15, 2013.

7.
Sections 1.2 (a) of the SPA is further amended as follows:  the total Purchase Price shall be reduced by twenty-five thousand dollars ($25,000), resulting in a total Purchase Price of  six million, nine hundred seventy-five thousand dollars ($6, 975,000),  and Section 1.2 (a) (1) of the SPA is hereby amended as follows:  the total First Payment shall be reduced by twenty-five thousand dollars ($25,000), resulting in a new First Payment amount of  three million, nine hundred seventy-five thousand dollars ($3,975,000).

8.
As of the date of this Amendment, the Department of Defense has issued a Stop Work Order for the DCGS Project.   If, as of March 1, 2013, the Stop Work Order has not been resolved or rescinded, and work on the DCGS Project has failed to resume by that date, Seller agrees to pay one hundred thousand dollars ($100,000) per month, for a period of up to three months thereafter, as a credit towards the second payment.  Said credit shall be calculated on a daily pro rata basis.

9.
 Seller shall file all appropriate 1099s and related tax documentation in accordance with applicable laws and regulations.  This paragraph shall not change the obligations of the Parties under Section 4.5 of the SPA.

In Witness Whereof, the Parties have executed and delivered this Amendment No. 1 to Stock Purchase Agreement as of the dates written below.

DRUMRIGHT GROUP, LLC
/s/ James Drumright    (2-11-2013)
By:___________________________________________
James Drumright
Title:           Chief Executive Officer
/s/ Dale Shipley     (2-11-2013)
By:___________________________________________
Dale Shipley
Title:           Chief Strategy Officer

ACQUIRED SALES CORP.

/s/ Gerard M. Jacobs   (2-11-2013)
By:___________________________________________
Gerard M. Jacobs
Title:           Chief Executive Officer

COGILITY SOFTWARE CORPORATION

/s/ Daniel F. Terry, Jr.   (2-11-2013)
By:___________________________________________
Daniel F. Terry, Jr.
Title:           Chief Executive Officer